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                                                                EXHIBIT 99.1

        SAFE TECHNOLOGIES ANNOUNCES GLOBAL
    MARKETING PLAN FOR INTERNET FRANCHISE SALES

PALM BEACH, FL., December 2, 1999 - Safe Technologies
International, Inc., (OTC:BB - SFAD) announced today that its wholly owned subsidiary, 'connect.ad.' is implementing its strategy for launching connect.ad
Franchise sales.

Brad Tolley, V. P. of Investor Relations, said  "SFAD
Management is pleased with the aggressive and creative marketing plan which has been designed to sell
Franchises.  Connect.ad is a most unique U.S. Internet
Franchise, which functions as an Electronic Advertising
Agency, specializing in Internet Marketing services.
We have come up with a plan which will enable us to expeditiously sell Franchises, across the country, and more importantly, reach out to the large, and yet, untapped international market."

The Marketing Plan consists of elements, i.e., national
Franchise shows and the listing of the Franchise opportunity with International Business Brokers and Estate Agents. However, a unique selling proposition has also been included in the Marketing Plan which opens
'connect.ad' up to the Global marketplace. Connect.ad will reach out to the vast, international markets, targeting individuals wanting to repatriate to the United
States, and buy a business in order to facilitate obtaining a Resident Visa. With SFAD's Management team having extensive experience in European and Asian markets, Visas, etc., they have designed a customized package which fits both the needs of Foreign Nationals, interested in emigrating to the U.S. while satisfying
Immigration requirements.

Mr. Tolley continued, "the connect.ad Franchise opens the E-Commerce door for the Foreign National who wishes to emigrate to the U.S; wants to become involved with the boundless growth potential of the Internet, and wants a coordinated transition to a specific state and county(s) of his choice.

Some of the special Franchise features to be offered, which would not be needed by a US Franchisee, will be a comprehensive business and personal set up service, i.e., establishing the business Corporation for the Franchisee, hiring and training Personnel and a Sales Manager for Franchisee's territory, securing Franchisee's business permits, licenses, insurance, etc., recommending a Franchisee office location, recommending legal and accounting, and importantly, assistance through the entire immigration process. In essence, we have developed a Turn
Key Internet Foreign National Franchise package designed to make their transition easier, and with the goal of helping to ensure the Franchisee's success."

The program is scheduled to be launched early next year, in the United Kingdom. The UK market is affluent, Internet savvy, and consists of a large population interested in repatriation to the U.S. for themselves and their assets.
 UK Partnering and Co Venture Agreements, supporting the connect.ad Strategy, will be expanded with other strategic
Partners in other parts of the world, throughout Y2000.

Mr. Tolley concluded by saying "we are confident this plan will increase Revenues for SFAD, and be a win/win for our clients and shareholders".

SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998 and Form 10-QSB for the quarter ended September 30, 1999.